 Gran Tierra Energy Inc. Announces First Quarter 2016 Results Highlighted by 11% Quarterly Production Growth and Balance Sheet Strength

CALGARY, Alberta, May 4, 2016, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in Colombia, today announced its financial and operating results for the quarter ended March 31, 2016. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented "Gran Tierra has fundamentally changed its strategic approach to growth and value creation and is now re-positioned for future success as the preeminent independent producer in Colombia. Overall, we had a strong quarter with gross working interest production before royalties increasing 11% relative to the fourth quarter of 2015. Our drilling results continued to exceed our expectations in terms of both results and costs. Our ongoing focus on operational performance and cost reduction reaped further rewards with drilling costs and times and operating costs all continuing to trend downwards in the quarter. We have reduced average drill times by 43% in the Costayaco field and 49% in the Moqueta field. We have driven down drilling costs in Costayaco and Moqueta by 25% and 46%, respectively. These impressive drilling efficiency improvements will benefit Gran Tierra as we prove up our exploration portfolio over the next few years. While it was a difficult quarter with Brent prices averaging $33.70 per barrel, which is a 23% decrease from the fourth quarter of 2015, we were still able to generate funds flow from operations of $11.4 million. Our first quarter funds flow was negatively impacted by equity tax of $3.1 million, realized foreign exchange losses of $1.0 million, transaction costs of $1.3 million and severance expenses of $1.0 million. We believe our low cost and low decline production allows us to be successful in a variety of pricing environments.

We are successfully executing our strategy to pursue new value-added growth opportunities in Colombia, having completed two strategic acquisitions, Petroamerica and PetroGranada, in January 2016, which together increased our risked Prospective Resources by approximately 50%. Our balance sheet remains strong and we continue to assess new business development opportunities to further expand and diversify our asset base. With $80.6 million of working capital at March 31, 2016, and with $109.0 million of net proceeds from our convertible senior notes offering in April 2016, robust cash flows and an undrawn credit facility, we are confident that Gran Tierra can effectively allocate capital to develop and grow reserves and add value through acquisitions in the current low oil price environment. Our team is focused on emerging as one of the strongest intermediate exploration and production companies, with a robust portfolio to grow net asset value per share for our stakeholders.

We have commenced our 2016 exploration program with civil work activities on the PUT-7 block, which we consolidated with the Petroamerica and PetroGranada acquisitions. Gran Tierra is at the final stage of the Environmental Licensing Process for the Cumplidor exploration well in the PUT-7 block, which we expect to spud in early third quarter 2016. This well will be followed immediately by the Alpha-1 exploration well from the same drilling pad. These wells are the first to test the N-sands exploration play in PUT-7, which we believe is highly prospective and will lead to long term reserve and production growth.

On behalf of our board of directors and the team at Gran Tierra, I want to thank all of our stakeholders for their continued support during this difficult commodity price environment. We look forward to communicating additional updates in the coming quarters. We believe that Gran Tierra is well positioned for growth in 2016 and beyond."

First quarter 2016 financial and operational highlights include:

Production:

•
Production for the quarter averaged 25,610 barrels of oil equivalent per day ("BOEPD") gross working interest ("WI") before royalties, or 22,788 BOEPD net after royalty ("NAR"), compared with 23,138 BOEPD gross WI and 19,741 BOEPD NAR in the fourth quarter of 2015 (the "Prior Quarter").

•
Sales volumes for the quarter were 25,430 BOEPD compared with 17,034 BOEPD in the Prior Quarter. Sales volumes increased due to higher working interest production (2,472 BOEPD), lower royalty volumes (575 BOEPD) and the effect of inventory changes (5,349 BOEPD).

•	During April 2016, production averaged approximately 26,500 BOEPD gross WI before royalties.

•	Gran Tierra continues to expect 2016 production to average between 27,500 and 29,000 BOEPD WI before royalties.

Financial and Operational:

•
On January 13, 2016, Gran Tierra acquired all of the issued and outstanding common shares of Petroamerica Oil Corp. ("Petroamerica"). Petroamerica is a Calgary based oil and gas exploration, development and production company active in Colombia. As consideration for the acquisition of all the issued and outstanding Petroamerica shares, Gran Tierra issued approximately 13.7 million shares of Common Stock and paid cash consideration of $70.6 million. The fair value of Common Stock issued was determined to be $25.8 million based on the closing price of shares of Common Stock as at the acquisition date. Total net purchase price of Petroamerica was $72.2 million, after giving consideration to net working capital of $24.2 million. The results of Petroamerica have been consolidated with Gran Tierra since January 13, 2016.

•
Additionally, on January 25, 2016, Gran Tierra acquired all of the issued and outstanding common shares of PetroGranada Colombia Limited ("PGC") for cash consideration. The net purchase price of PGC was $19.4 million, after giving consideration to net working capital of $18.3 million. PGC's working capital on the acquisition date included restricted cash of $18.6 million and cash of $0.2 million. Of the opening balance of restricted cash, $6.6 million was released prior to March 31, 2016 and the Company expects that the remaining balance will be released this year.

•
On April 6, 2016, Gran Tierra issued $100 million aggregate principal amount of its 5.00% Convertible Senior Notes due 2021 (the "Notes") in a private placement to qualified institutional buyers. On April 22, 2016, Gran Tierra issued an additional $15 million aggregate principal amount of the Notes pursuant to the underwriters’ exercise of their option to acquire additional Notes. The Notes will bear interest at a rate of 5.00% per year and will mature on April 1, 2021, unless earlier redeemed, repurchased or converted in accordance with their terms. The Notes are senior unsecured obligations. Net proceeds from the sale of the Notes were $109.0 million, after deducting the initial purchasers' discount and the offering expenses payable by Gran Tierra. Gran Tierra intends to use the net proceeds from the sale of Notes for general corporate purposes, which may include acquisitions and/or capital expenditures.

•
Funds flow from operations for the quarter was $11.4 million compared with $16.8 million in the Prior Quarter. Funds flow was negatively impacted by equity tax of $3.1 million, realized foreign exchange losses of $1.0 million, transaction costs of $1.3 million and severance expenses of $1.0 million.

•
The Company maintains a strong balance sheet with cash and cash equivalents of $51.3 million, current restricted cash of $18.5 million and working capital (including cash and cash equivalents) of $80.6 million at March 31, 2016.

•
Average realized price decreased to $24.81 per barrel of oil equivalent ("BOE") for the quarter compared to $34.95 per BOE in the Prior Quarter, primarily due to lower benchmark oil prices and the timing of sales of year-end inventory.

•	Operating expenses for the quarter were reduced to $8.24 per BOE from $9.09 per BOE in the Prior Quarter.

•
Transportation expenses for the quarter were reduced to $5.33 per BOE from $7.78 per BOE in the Prior Quarter, primarily due to the alternative transportation routes used during periods of Trans-Andean Oil ("OTA") pipeline disruptions. The OTA pipeline was not operational for six days during the quarter and 84 days during the Prior Quarter.

•
General and administrative ("G&A") expenses before stock-based compensation and capitalized G&A and overhead recoveries were consistent with the Prior Quarter, $14.1 million compared with $14.2 million. Included in G&A in the quarter were transaction costs of $1.3 million. G&A expenses for the quarter increased by 28% compared with the Prior Quarter. The increase was primarily due to lower allocations to capital projects due to lower capital activity and higher stock-based compensation expense. The Company continues its efforts to reduce costs across the organization.

•
Net loss for the quarter was $45.0 million, or $0.15 per share basic and diluted, compared with a net loss of $82.7 million, or $0.29 per share basic and diluted, in the Prior Quarter. The loss recorded in the first quarter of 2016 included an $11.7 million gain which arose on the acquisition of Petroamerica and $34.5 million of non-cash impairment losses, net of income tax recovery, resulting from the continued low commodity price environment.

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended December 31,	Three Months Ended March 31,
	2015	2016	2015	% Change
Oil and Gas Sales	$54,777	$57,403	$76,231	(25)
Operating Expenses	(14,252)	(19,067)	(22,661)	(16)
Transportation Expenses	(12,199)	(12,328)	(8,773)	41
Operating Netback(1)	$28,326	$26,008	$44,797	(42)

G&A Expenses
G&A Expenses Before Stock-Based Compensation, Gross	$14,155	$14,085	$20,265	(30)
Stock-Based Compensation	566	1,397	(530)	(364)
Capitalized G&A and Overhead Recoveries	(7,823)	(6,677)	(12,441)	(46)
	$6,898	$8,805	$7,294	21

EBITDA(1)	$15,052	$23,665	$41,357	(43)

Adjusted EBITDA(1)	$19,302	$12,738	$29,819	(57)

Funds Flow from Operations(1)	$16,828	$11,423	$28,996	(61)
Per Share - Basic	$0.06	$0.04	$0.10	(60)

Net Loss	$(82,722)	$(45,032)	(44,866)	—
Per Share - Basic and Diluted	$(0.29)	$(0.15)	$(0.16)	(6)

Capital Expenditures	$41,878	$26,180	$73,446	(64)

Average Daily Volumes (BOEPD)
Working Interest Production Before Royalties	23,138	25,610	24,015	7
Royalties	(3,397)	(2,822)	(3,875)	(27)
Production NAR	19,741	22,788	20,140	13
Decrease (Increase) in Inventory	(2,707)	2,642	(741)	(457)
Sales	17,034	25,430	19,399	31
Royalties, % of Working Interest Production Before Royalties	15%	11%	16%

Brent	$43.57	$33.70	53.91	(37)

Prices Realized	$34.95	$24.81	$43.66	(43)

Operating Expenses	(9.09)	(8.24)	(12.98)	(37)
Transportation Expenses	(7.78)	(5.33)	(5.02)	6
Operating Netback(1)	$18.08	$11.24	$25.66	(56)

Share Information (000s)
Common Stock Outstanding, End of Period	273,443	287,658	277,211	4
Exchangeable Shares Outstanding, End of Period	8,572	8,514	9,182	(7)
Shares repurchased and canceled during the period	1,566	—	—	—
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic and Diluted	283,185	293,812	286,194	3

	As at
	March 31, 2016	December 31, 2015	% Change
Working Capital (Including Cash & Cash Equivalents)	$80,610	$160,449	(50)
Cash, Cash Equivalents and Current Restricted Cash	$69,782	$145,434	(52)

(1) Operating netbacks, earnings before interest, taxes, depletion, depreciation, accretion and impairment (“DD&A”) ("EBITDA"), adjusted EBITDA and funds flow from operations are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

First Quarter 2016 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra 100% WI and Operator)

The Company continued its development program in both Costayaco and Moqueta.

Costayaco

Costayaco-24 was completed and brought on stream February 2, 2016 as a producer and has averaged 752 barrels of oil per day ("bopd") thus far. Drilling finished on the Costayaco-27i well, intended to be a water injector. Wireline logs showed better than anticipated oil pay in Costayaco-27i, so the well was completed as a producer and is currently averaging 426 bopd. Costayaco-23i was also intended to be an injector and completed as a producer and has been on production since March 14, 2016 averaging 601 bopd. The Costayaco 2016 development drilling program is now complete. The drilling program was completed on time and under budget.

In January 2016, the electric submersible pump (the "ESP") was replaced in Costayaco-8 which increased rates from 800 bopd to 1,100 bopd. In addition, total water injection rates have also been increased, as per the asset management plan, from 25,000 to 34,000 barrels of water per day in the Costayaco field. Increased water injection will help maintain reservoir pressure in the both the T sand and Caballos formations and help with sweep efficiency of the respective reservoirs.

Facility work has also progressed in the Costayaco field with the gas-to-power project being commissioned to generate electricity in the second quarter of 2016. Future operating cost reductions of $1.8 million per year are expected from this project utilizing the Company's produced natural gas to generate power.

Moqueta

Field production reached a record production rate of approximately 8,400 bopd on April 8, 2016 as the field continues to be optimized with artificial lift design and pressure maintenance through water injection. The first dual completion strings in the field were installed in the Moqueta-19i and Moqueta-13 wells. In Moqueta-19i, the installation of the dual completion string has enabled water injection into the Caballos formation and production from the T sand. In Moqueta-13, the opposite operation was performed, enabling injection into the T sand and production from the Caballos formation.

An upgraded heli-portable rig was contracted to complete the Moqueta development program. The new rig included improved fluid pumping capabilities and a new top drive unit and has been successful in improving overall drilling efficiencies. This new rig drilled the Moqueta-20 well which was completed in the T sand and Caballos formations. The well was placed on production on February 18, 2016 and has averaged 800 bopd. Gran Tierra finished the drilling and completion of Moqueta-23 in the T sand and Caballos formations and has subsequently moved over to the Moqueta-22 location, which was spud on April 21, 2016. The Moqueta-22 well is the final well in the 2016 Moqueta drilling program.

Other Highlights in Colombia

Gran Tierra is at the final stage of the Environmental Licensing Process for the Cumplidor exploration well (Block PUT-7, Gran Tierra 100% WI and Operator), subject to Agencia Nacional de Hidrocarburos (National Hydrocarbons Agency) ("ANH") approval from the Autoridad Nacional De Licencias Ambientales. The Company is continuing with the permitting and approval process and expects to spud the first exploration well (Cumplidor-1) in early third quarter 2016. It will be followed immediately by the Alpha-1 well from the same pad.

These wells will be the first wells to test the N sands play in PUT-7, which is seen as highly prospective and will potentially lead to long term reserve and production growth.

In the Llanos Basin, the Mayalito-1 well was re-perforated on April 6, 2016 and has increased gross production from 350 bopd up to 1,300 bopd (160 bopd up to 600 bopd WI production).

Cost reduction

Gran Tierra continued cost-cutting measures in the first quarter. Contract renegotiations for rigs, directional and fluid services, stimulation services, air transport, helicopter services, goods and tubular transportation services, fuels and lubricants and private security services contracts were significant in reducing operating costs. In addition, optimizing operations such as road, location and camp maintenance, security, rental equipment, special services, catering and logistics have all contributed to cost reductions.

Drilling Efficiencies

Gran Tierra continues to demonstrate enhanced drilling efficiencies. In the first quarter, Gran Tierra drilled 2 wells (Costayaco -23i and -27i) in the Costayaco Field and 2 wells (Moqueta-20 and -23) in the Moqueta Field. As compared to the wells previously drilled in these fields, average drill time was reduced by 43% and 49%, respectively. Based on the same comparison, costs were reduced by 25% in Costayaco and 46% in Moqueta. Key components to the reduction in costs have included renegotiating drilling contracts to deliver a 10 to 30% reduction on rates for key services, and the reduction in drilling times is the result of focusing on operational efficiencies.

Peru

Operations in Peru during the first quarter continued to focus on maintaining tangible asset integrity and security of the five blocks in Peru (95, 107 and 133, 123 and 129); and moving forward with environmental approvals on Blocks 107 and 133 (100% WI, operated).

The company continues to work with PeruPetro in regards to the final prognosis for the Osheki exploration well and developing a PeruPetro-Gran Tierra Communication Plan to Stakeholders in Iquitos, Peru regarding the Marañón Basin Blocks: 123, 129 and 95.

Brazil

Blocks REC-T-129, REC-T-142, REC-T-155 and REC-T-224 (100% WI and operator)

In Brazil, the third-party operator completed repairs on its crude oil receiving tank for Tiê Field production, and the tank was fully operational as of March 21, 2016. The export capacity for the field is now restored to 1,100 bopd.

The Tiê field firefighting system was fully commissioned and approved by local authorities.

Work commenced on the water injection/pressure support project. An initial workover is underway on the GTE-7 well to assess potential as a water supply well.

Conference Call Information:

Gran Tierra Energy Inc. will host its first quarter 2016 results conference call on Wednesday, May 4, 2016, at 11:00 a.m. Eastern Time.

Interested parties may access the conference call by dialing 1-800-355-4959 (North America), 00-800-6578-9868 (United Kingdom) or 01-800-518-4008 (Colombia). The call will also be available via webcast at www.grantierra.com. An archive of the webcast will be available on Gran Tierra's website until the next earnings call. For interested parties unable to participate, an audio replay of the call will be available on May 4, 2016, until May 11, 2016. To access the replay dial 1-800-408-3053 (North America) or 800-3366-3052 (international) conference ID 8401350#.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer
403-767-6500

Ryan Ellson
Chief Financial Officer
403-767-6501

Rodger Trimble
Director of Investor Relations
403-698-7941

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to, drilling efficiencies, the Company’s strategies, the Company’s operations including planned operations, the development of the PUT-7 block and the Costayaco and Moqueta fields, the base capital program, allocation of capital, production estimates and drilling including trends, infrastructure schedules, the use of the net proceeds of the Convertible Notes offering and the expected timing of certain projects.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: sustained or future declines in commodity prices and potential resulting future impairments and reductions in proved reserve quantities and value; Gran Tierra’s operations are located in South America, and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that oil prices could continue to fall, or current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption " Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed February 29, 2016 and its Quarterly Report on Form 10-Q filed May 3, 2016. These filings are available on the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational information for 2016. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Operating netback as presented is oil and gas sales net of royalties and operating and transportation expenses. Management believes that netback is a useful supplemental measure for investors to analyze operating performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses.

EBITDA, as presented, is net loss adjusted for DD&A expenses, asset impairment and income tax recovery or expense. Adjusted EBITDA is EBITDA adjusted for gain on acquisition and foreign exchange gains and losses. Management uses these financial measures to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that these financial measures are also useful supplemental information for investors to analyze performance and the Company's financial results. A reconciliation from net loss to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended December 31,	Three Months Ended March 31,
EBITDA - Non-GAAP Measure ($000s)	2015	2016	2015
Net loss	$(82,722)	$(45,032)	$(44,866)
Adjustments to reconcile net loss to EBITDA
DD&A expenses	33,044	36,912	49,140
Asset impairment	106,640	56,898	37,014
Income tax (recovery) expense	(41,910)	(25,113)	69
EBITDA	15,052	23,665	41,357
Gain on acquisition	—	(11,712)	—
Foreign exchange loss (gain)	4,250	785	(11,538)
Adjusted EBITDA	$19,302	$12,738	$29,819

Funds flow from operations, as presented, is net loss adjusted for DD&A expenses, asset impairment, deferred tax recovery, stock-based compensation expense or recovery, cash settlement of restricted share units ("RSU"s), unrealized foreign exchange gains and losses, financial instruments gains and losses, cash settlement of foreign currency derivatives, gain on acquisition and other gain. During the three months ended September 30, 2015, Gran Tierra changed its method of calculating funds flow from operations to be more consistent with its peers. Funds flow from operations is no longer net of cash settlement of asset retirement obligation. Additionally, foreign exchange losses on cash and cash equivalents have been excluded from funds flow. Comparative information has been restated to be calculated on a consistent basis. Management uses this financial measure to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and Gran Tierra's financial results. A reconciliation from net loss to funds flow from operations is as follows:

	Three Months Ended December 31,	Three Months Ended March 31,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2015	2016	2015
Net loss	$(82,722)	$(45,032)	$(44,866)
Adjustments to reconcile net loss to funds flow from operations
DD&A expenses	33,044	36,912	49,140
Asset impairment	106,640	56,898	37,014
Deferred tax recovery	(45,661)	(27,136)	(2,356)

Stock-based compensation expense (recovery)	580	1,460	(513)
Cash settlement of RSUs	(29)	(673)	(955)
Unrealized foreign exchange loss (gain)	4,713	(183)	(6,069)
Financial instruments loss (gain)	765	845	(42)
Cash settlement of financial instruments	—	44	(2,357)
Gain on acquisition	—	(11,712)	—
Other gain	(502)	—	—
Funds flow from operations	$16,828	$11,423	$28,996

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.